UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 15, 2011 (Date of earliest event reported: February 14, 2011)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

Indenture and Registration Rights Agreement

On February 14, 2011, Energy Partners, Ltd. (“EPL” or the “Company”) issued $210 million in aggregate principal amount of its 8 1/4 % Senior Notes due 2018 (the “Notes”) under an Indenture, dated as of February 14, 2011 (the “Indenture”), by and among the Company, the guarantors named therein (the “Guarantors”), and U.S. Bank National Association, as trustee. Net proceeds, after deducting initial purchasers’ discount and related expenses, were approximately $202 million. The closing of the offering of the Notes (the “Notes Offering”) was subject to the concurrent closing of EPL’s previously announced acquisition of producing Gulf of Mexico shelf properties from Anglo-Suisse Offshore Partners, LLC for $200.7 million in cash, subject to customary adjustments to give effect to the January 1, 2011 economic effective time (the “Acquisition”). EPL used substantially all of the net proceeds from the Notes Offering to complete the Acquisition, and the remainder of the net proceeds will be used for general corporate purposes. In connection with the execution of the Indenture, EPL and the Guarantors also entered into a Registration Rights Agreement, dated as of February 14, 2011 (the “Registration Rights Agreement”), with Jefferies & Company, Inc. and BMO Capital Markets Corp., as representatives of the several initial purchasers of the Notes (the “Initial Purchasers”).

The Notes will mature on February 15, 2018 and bear interest at an annual rate of 8.25%. Interest on outstanding Notes will be payable semi-annually, in arrears, on February 15th and August 15th of each year, commencing on August 15, 2011. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis, initially by certain of EPL’s existing direct and indirect domestic subsidiaries.

On or after February 15, 2015, EPL may on any one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and special interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15th of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

Any such redemption and notice may, in EPL’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to, the occurrence of a change of control. Unless EPL defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to February 15, 2014, EPL may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding Notes (which amount includes additional notes issued under the Indenture), upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 108.250% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings, provided that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (which amount includes additional notes issued under the Indenture) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date of the closing of such equity offering. In addition, EPL may, at its option, on any one or more occasions redeem all or a part of the Notes prior to February 15, 2015 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest and special interest, if any, to the redemption date.

If EPL experiences a change of control (as defined in the Indenture), each holder of Notes will have the right to require EPL to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of its Notes at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and special interest, if any, to the date of repurchase. If EPL or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, EPL generally must use the net cash proceeds from such sales to repay outstanding senior secured debt (other than intercompany debt or any debt owed to an affiliate), to acquire all or substantially all of the assets, properties or capital stock of one or more companies in its industry, to make capital expenditures or to invest in its business. When any such net proceeds that are not so applied or invested exceed $20.0 million, EPL must make an offer to purchase the Notes and other pari passu debt that is subject to similar asset sale provisions in an aggregate principal amount equal to the excess net cash proceeds. The purchase price of each Note (or other pari passu debt) so purchased will be 100% of its principal amount, plus accrued and unpaid interest and special interest, if any, to the repurchase date, and will be payable in cash.

The Indenture, among other things, limits the ability of EPL, and any restricted subsidiaries, to: (i) declare or pay dividends, redeem subordinated debt or make other restricted payments; (ii) incur or guarantee additional debt or issue preferred stock; (iii) create or incur liens; (iv) incur dividend or other payment restrictions affecting restricted subsidiaries; (v) consummate a merger, consolidation or sale of all or substantially all of EPL’s assets; (vi) enter into sale-leaseback transactions, (vii) enter into transactions with affiliates; (viii) transfer or sell assets; (ix) engage in business other than EPL’s current business and reasonably related extensions thereof; or (x) issue or sell capital stock of certain subsidiaries. These covenants are subject to a number of important exceptions and qualifications set forth in the Indenture.

Under the Registration Rights Agreement, EPL and the Guarantors agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) offering to exchange a new series of freely tradable notes having substantially identical terms as the Notes (“exchange notes”) for the Notes. EPL and the Guarantors have agreed to (i) file a registration statement for the exchange notes with the SEC within 150 days after the closing of the Notes Offering; (ii) use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable, but in any event within 210 days after the closing of the Notes Offering; and (iii) use commercially reasonable efforts to close the exchange offer 30 business days after the registration statement is declared effective. In certain circumstances, EPL may be required to file a shelf registration statement to cover resales of the Notes. The use of the shelf registration statement will be subject to certain customary suspension periods. If EPL and the Guarantors do not meet these deadlines, EPL will be required to pay special interest to holders of Notes under certain circumstances.

The foregoing descriptions of the Indenture and the Registration Rights Agreement are not complete and are qualified by reference to the complete documents, which are filed as Exhibit 4.1 and 10.1 to this Form 8-K, and are incorporated herein by reference.

New Credit Agreement

Concurrently with the closing of the Acquisition and the Notes Offering, EPL entered into a new Credit Agreement (the “New Credit Agreement”) with Bank of Montreal, as administrative agent, Capital One, N.A. and The Bank of Nova Scotia, as co-syndication agents, Natixis, S.A. and Regions Bank, as co-documentation agents, BMO Capital Markets as lead arranger and sole bookrunner and the financial institutions party thereto as lenders. Because the Acquisition was funded by the Notes Offering, the New Credit Agreement remained undrawn upon the closing of the other transactions.

The New Credit Agreement provides a senior secured credit facility consisting of a four-year revolving credit facility that may be used for revolving credit loans and letters of credit from time to time up to a maximum principal amount of $250 million, subject to the limitations described below in this paragraph. The maximum amount of letters of credit that may be outstanding at any one time is $20 million and the amount available under the revolving credit facility is limited by the borrowing base. The initial borrowing base at closing is $150 million. The borrowing base will be redetermined semi-annually based in part on the proved reserves of the oil and natural gas properties that serve as collateral for this credit facility.

The New Credit Agreement permits both base rate borrowings and LIBOR borrowings, in each case plus a floating spread. The spread will float up or down based on EPL’s utilization under the credit facilities. The spread can range from 1.00% to 2.00% for base rate borrowings and 2.00% to 3.00% for LIBOR borrowings. EPL will incur a commitment fee on the unused portion of the borrowing base at a rate of 0.50% per year.

The revolving credit facility matures on February 14, 2015. With respect to base rate borrowings, accrued interest must be paid on the last day of each fiscal quarter and, with respect to LIBOR borrowings, accrued interest must be paid on (a) the last day of any applicable interest period and (b) if an interest period has more than three months’ duration, on the date that is approximately three months after such interest period begins.

EPL’s obligations under the New Credit Agreement, and under hedging contracts and treasury management agreements with Lenders or their affiliates (collectively, the “Secured Obligations”), are (a) guaranteed by EPL’s material domestic subsidiaries (collectively with EPL, the “Loan Parties”) and (b) secured by (i) substantially all of the personal property assets of the Loan Parties, (ii) mortgages on at least 85% of the Loan Parties’ oil and gas properties and (iii) pledges of 100% of the stock of material domestic subsidiaries.

The New Credit Agreement imposes customary negative covenants on EPL and its subsidiaries and contains customary events of default. In addition, EPL and its consolidated subsidiaries must maintain (a) a ratio of total indebtedness to EBITDAX (as described in the New Credit Agreement) of less than or equal to 3.5 to 1, (b) an interest coverage ratio (as described in the New Credit Agreement) of at least 2.50 to 1.0 and (c) a current ratio (as described in the New Credit Agreement) of at least 1.0 to 1.0. EPL is also required to maintain a commodities hedging program that is in compliance with the requirements set forth in the New Credit Agreement.

The foregoing description of the New Credit Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 10.2 to this Form 8-K, and is incorporated herein by reference.

Item 1.02	Termination of Material Definitive Agreement.

On February 14, 2011, all of the obligations of EPL to the lenders under that certain Credit Agreement, dated as of September 21, 2009 as amended, by and among EPL, General Electric Capital Corporation, as administrative agent, the lenders named therein, and GE Capital Markets, Inc., as sole lead arranger and bookrunner (the “Former Credit Agreement”) were terminated. The Former Credit Agreement had a $45 million borrowing base at the time it was terminated. In connection with the termination of the lenders’ commitment under the Former Credit Agreement, the administrative agent first raised a claim on February 9, 2011 that a prepayment fee was payable, even though no principal amounts had been outstanding on the revolving credit portion of the Former Credit Agreement since December 2009. EPL strongly believed that the Former Credit Agreement, which stated that the amount of any such prepayment fee would be “equal to one percent (1.0%) of the principal amount so repaid,” supported its position that no prepayment fee was due. Nevertheless, in light of the potential impact that prolonging the dispute could have had on closing both the Acquisition and the Notes Offering, EPL agreed with the administrative agent on February 11, 2011 to pay a fee equal to $225,000, which is half of what the administrative agent had initially claimed on February 9, 2011. The Former Credit Agreement and the First Amendment thereto are incorporated by reference herein as Exhibits 10.3 and 10.4.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 14, 2011, EPL closed its previously announced Acquisition of producing Gulf of Mexico (GOM) shelf properties (the “Properties”) from Anglo-Suisse Offshore Partners, LLC (“ASOP”) for $200.7 million in cash, subject to customary adjustments to reflect the January 1, 2011 economic effective date. The Acquisition was completed pursuant to the Purchase and Sale Agreement dated January 13, 2011, by and between EPL and ASOP (the “PSA”). The Properties include three main complexes and field areas in Main Pass blocks 296/301/311, South Pass blocks 33/49, and West Delta blocks 26/27/28/29/47 on the GOM shelf, in the vicinity of

EPL’s existing core South Timbalier and East Bay operations. The acquired Properties complement EPL’s existing reserve profile and increase its proved developed producing reserves, as well as the percentage of oil comprising EPL’s proved reserves. As of December 31, 2010, the Properties had estimated proved reserves of approximately 8.1 million barrels of oil equivalent (Mmboe), of which 84% were oil and 76% were proved developed reserves. Pro forma for the Acquisition, estimated proved reserves increase 30% percent to 35.5 Mmboe from 27.4 Mmboe as of December 31, 2010. Of these pro forma proved reserves, 68% were oil and 89% were proved developed reserves. Estimated average production pro forma for the Acquisition as of fourth quarter 2010 was approximately 8,967 barrels of oil per day and 35.6 million cubic feet of gas per day. The summary description of the transaction is qualified by reference to the PSA, which is incorporated by reference herein as Exhibit 2.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 with respect to the Indenture is incorporated herein by reference.

Item 8.01	Other Events.

Prior to the opening of trading on the New York Stock Exchange on February 15, 2011, the Company announced the completion of the Acquisition, the closing of the Notes Offering and entry into the New Credit Agreement. A copy of the press release announcing the closing of the three interrelated transaction is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The Company intends to file audited statements of revenues and direct operating expenses of the Properties for the years ended December 31, 2008, 2009 and 2010 no later than May 2, 2011, which is the first business day following 71 calendar days after the required filing date for this current report on Form 8-K.

(b) Pro forma financial information.

The Company intends to file unaudited pro forma financial information reflecting the Acquisition no later than May 2, 2011, which is the first business day following 71 calendar days after the required filing date for this current report on Form 8-K. The pro forma financial information will consist of a balance sheet as of December 31, 2010, a statement of operations for the year ended December 31, 2010, and required footnote disclosures thereto.

(d) Exhibits

Exhibit No.	Description

2.1	Purchase and Sale Agreement dated January 13, 2011, by and between Anglo-Suisse Offshore Partners, LLC and Energy Partners, Ltd. (filed as Exhibit 2.1 to the Current Report on Form 8-K dated January 18, 2011)

4.1*	Indenture dated February 14, 2011, by and among Energy Partners, Ltd., certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as trustee

10.1*	Registration Rights Agreement dated as of February 14, 2011, by and among Energy Partners, Ltd., certain of its subsidiaries, as guarantors, and Jefferies & Company, Inc. and BMO Capital Markets Corp., as representatives of the initial purchasers

10.2*	Credit Agreement dated February 14, 2011, by and among Energy Partners, Ltd., as Borrower, Bank of Montreal, as Administrative Agent, Capital One, N.A. and The Bank of Nova Scotia, as Co-Syndication Agents, Natixis, S.A. and Regions Bank, as Co-Documentation Agents, BMO Capital Markets as Lead Arranger and Sole Bookrunner and the financial institutions party thereto, as Lenders

10.3	Credit Agreement dated September 21, 2009, by and among Energy Partners, Ltd., as Borrower, General Electric Capital Corporation, as Administrative Agent, and certain financial institutions, as Lenders (filed as exhibit 10.1 to Current Report on Form 8-K dated September 25, 2009)

10.4	First Amendment to Credit Agreement dated June 16, 2010, by and among Energy Partners, Ltd., as Borrower, General Electric Capital Corporation, as Administrative Agent, and certain financial institutions, as Lenders (filed as exhibit 10.1 to Current Report on Form 8-K dated June 17, 2010)

99.1*	Press Release dated February 14, 2011 announcing Completion of Acquisition of Oil-Weighted Gulf of Mexico Properties, Closing of Notes Offering and Entry into New Credit Facility

* Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2011

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary